Exhibit 99(a)

FOR RELEASE: Oct. 3, 2008	CONTACT:	Lindsey Williams
1.248.813.2528
lindsey.c.williams@delphi.com
DELPHI NAMES SHEEHAN AS CHIEF FINANCIAL OFFICER
Troy, Mich., — The Board of Directors of Delphi Corp. (PINKSHEETS: DPHIQ) today named John Sheehan as vice president and chief financial officer, succeeding Robert Dellinger, who is leaving the company to pursue outside opportunities. Sheehan will retain oversight for Delphi’s restructuring.
     “We are appreciative of Bob’s contributions during a critical period in our history,” said Rodney O’Neal, Delphi CEO and president. “We wish him great success in his next assignment.”
     O’Neal said the appointment of Sheehan is effective immediately and will assure a smooth transition as Delphi completes the final steps in its Chapter 11 cases. “Throughout our restructuring John has been the primary face and voice of Delphi to the financial markets, our creditors and many of our customers and suppliers,” O’Neal said. “With Court approval last week of significant elements of our Plan, the roles of the chief restructuring officer and CFO are converging, and the time is right to combine all of the financial responsibilities of the company. John’s steady leadership will assure both continuity and progress toward emergence as soon as practicable.”
     Sheehan, 48, will report to O’Neal and remains a member of the Delphi Strategy Board. Reporting to him will be:
– John Arle, vice president and treasurer of the Corporation;

– Brian Thelen, vice president, corporate audit services;

– Thomas Timko, chief accounting officer and controller;

– James Whitson, chief tax officer;

– Sarah Salrin, executive director, strategic planning; and

– Keith Stipp, who becomes executive director in charge of restructuring.
     Additionally, the finance directors of Delphi’s operating units will report to Sheehan, as well as to their respective divisional presidents.
For more information about Delphi, visit www.delphi.com.
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